EXHIBIT 17.1

MURRAY H. GROSS

4490 Live Oak Boulevard, Delray Beach, Florida 33445
Office: 214.488 6300, ext. 250; Fax: 972.459.4800
Residence: 561.496.1169; Fax: 561.496.5523

February 13, 2009

Mr. Michael L. Krall
President, CEO and Chairman of the Board
PURE BioScience
1725 Gillespie Way
El Cajon, California 92020

Dear Michael:

As you know, I am the CEO and Chairman of the Board of U. S. Home Systems, Inc. As a result of the recent departure of U. S. Home Systems’ president and chief operating officer, it has become necessary for me to resume the position of president and devote additional time to the daily management and operations of USHS. With these additional responsibilities and time commitments, I will no longer be able to devote the time that I believe is necessary to fulfill my duties and responsibilities as a director of PURE BioScience.

Therefore, it is with deep regret that I am hereby tendering my resignation as a director of PURE BioScience effective February 13, 2009.

I wish you and PURE BioScience continued success in the future.

Very truly yours,

/s/ Murray H. Gross
Murray H. Gross

MHG:dks